UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

——————

FORM 8-A/A
(Amendment No. 3)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Tredegar Corporation
(Exact name of registrant as specified in its charter)

Virginia	54-1497771
(State of incorporation or organization)	(IRS employer identification no.)

1100 Boulders Parkway, Richmond, Virginia	23225
(Address of principal executive offices)	(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration file number to which this form relates: _____________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A
(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

Reference is hereby made to the Registration Statement on Form 8-A, Amendment No. 1 thereto and Amendment No. 2 thereto (collectively, the “Registration Statement”) filed by Tredegar Corporation, a Virginia corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on June 16, 1999, June 17, 1999 and July 1, 2009, respectively, relating to the Company’s Preferred Stock Purchase Rights.  The Registration Statement is incorporated herein by reference.

Effective as of August 31, 2011, following the approval of its Board of Directors, the Company entered into Amendment No. 2 (“Amendment No. 2”) to its Amended and Restated Rights Agreement, dated as of June 30, 2009 (as previously amended, the “Amended and Restated Rights Agreement”), between the Company and Computershare Trust Company, N.A., as Rights Agent.  The principal amendment included in Amendment No. 2 is to change the references to “10%” in the definition of “Acquiring Person” in each of the places it appears in Section 1(a) and Section 23(a)(ii) of the Amended and Restated Rights Agreement and in “Summary of Rights to Purchase Preferred Stock” attached as Exhibit B to the Amended and Restated Rights Agreement to “15%.”  Under the Amended and Restated Rights Agreement, as amended by the Amendment No. 2, the Distribution Date (as defined in the Amended and Restated Rights Agreement) will occur on the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of the Company’s common stock or (ii) the date designated by the Company’s Board of Directors following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer that would result in a person or group beneficially becoming an Acquiring Person.

The foregoing summary of Amendment No. 2 is qualified in its entirety by reference to the full text of Amendment No. 2, which is attached hereto as Exhibit 3 and is incorporated herein by reference.

The foregoing summary of the Amended and Restated Rights Agreement is qualified in its entirety by reference to the full text of the Amended and Restated Rights Agreement, which is attached hereto as Exhibit 1 and is incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.

1
Amended and Restated Rights Agreement, dated as of June 30, 2009, between Tredegar Corporation and National City Bank, as Rights Agent (filed as Exhibit 1 to Amendment No. 2 to the Company’s Registration Statement on Form 8-A/A (File No. 1-10258), as filed with the SEC on July 1, 2009, and incorporated herein by reference).

2	Amendment to Amended and Restated Rights Agreement, dated as of June 30, 2009, between Tredegar Corporation and Computershare Trust Company, N.A., as Rights Agent.

3	Amendment No. 2 to Amended and Restated Rights Agreement, dated as of June 30, 2009, between Tredegar Corporation and Computershare Trust Company, N.A., as Rights Agent.

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:  September 2, 2011

TREDEGAR CORPORATION

By:	/s/ A. Brent King
	Name:	A. Brent King
	Title:	Vice President, General Counsel and Secretary